Exhibit 99.1

LETTER OF REPRESENTATION

In connection with the confidential filing of a Registration Statement on Form F-1 by G Medical Innovations Holdings Ltd., a corporation organized under the laws of Cayman Islands (the “Company”), relating to the initial public offering of the Company’s American Depositary Shares, the Company hereby requests that the Securities and Exchange Commission waive the requirement of Item 8.A.4 of Form 20-F that the Company have audited financial statements of a date not older than 12 months from the date of filing of any amendment to its Registration Statement on Form F-1. In connection with this request, the Company represents to the Securities and Exchange Commission that:

1.	The Company is not required by any jurisdiction outside the United States to have audited financial statements of a date not older than 12 months from the date of filing of its Registration Statement.

2.	Compliance with Item 8.A.4 is impracticable and involves undue hardship for the Company.

3.	At the time its Registration Statement is declared effective, the Company will have audited financial statements not older than 15 months.

IN WITNESS WHEREOF, the undersigned has executed this Letter of Representation on this 1st day of March, 2019.

G MEDICAL INNOVATIONS HOLDINGS LTD.

/s/ Yacov Geva

By:	Dr. Yacov Geva

Chief Executive Officer